ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

INSURED		POLICY NUMBER

Legg Mason Partners Equity Trust		87028208B
EFFECTIVE DATE	POLICY PERIOD	AUTHORIZED REPRESENTATIVE

	July 15, 2008 to July 15, 2009	/S/ Matthew Link

In consideration of the premium charged for this policy, it is hereby understood and agreed that Item 1 of the Declarations, Named Insured Company, shall include the following as of the effective date indicated:

FUND NAME	EFFECTIVE DATE
• Government Portfolio, a series of Master Portfolio Trust	February 27, 2009
Western Asset Municipal Defined Opportunity Trust Inc.	March 31, 2009
Legg Mason Permal Tactical Allocation Fund	April 13, 2009

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of this policy other than as above stated.

RN1.1-00 (1/02)